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                                                                    Exhibit 99.1

[Gardner Denver logo]

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                                  PRESS RELEASE

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FOR IMMEDIATE RELEASE
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May 2, 2006                                      Contact: Helen W. Cornell
                                                 Vice President, Finance and CFO
                                                 (217) 228-8209


              GARDNER DENVER, INC. STOCKHOLDERS APPROVE INCREASE IN
                 AUTHORIZED SHARES ALLOWING FOR JUNE STOCK SPLIT


QUINCY, IL (May 2, 2006) - Gardner Denver, Inc. (NYSE: GDI) announced today that the Company's stockholders approved an increase in the number of authorized shares of common stock from 50 million to 100 million. This increase in shares will allow the Company to complete the previously announced two-for-one stock split to be effected in the form of a 100% stock dividend. As a result, stockholders of record at the close of business on May 11, 2006 will receive one share of the Company's common stock for each share owned on that date. The distribution will occur after the close of business on June 1, 2006. The stock split is expected to increase the number of outstanding shares of common stock from approximately 26 million to approximately 52 million shares.

Gardner Denver, Inc., with 2005 revenues of $1.2 billion ($1.4 billion on a pro forma basis including the acquisition of Thomas Industries, which was completed in July 2005), is a leading worldwide manufacturer of reciprocating, rotary and vane compressors, liquid ring pumps and blowers for various industrial and transportation applications, pumps used in the petroleum and industrial markets, and other fluid transfer equipment serving chemical, petroleum, and food industries. Gardner Denver's news releases are available by visiting the Investor Relations page on the Company's website (www.gardnerdenver.com).